                             Consent of Independent Registered Public Accounting Firm

We consent to the  incorporation by reference in the Registration  Statement (No.  333-124050) on Form S-8 of First
M & F Corporation  of our report dated June 26, 2007,  with respect to the  statements of net assets  available for benefits of  Merchants  and Farmers  Bank Profit and  Savings  Plan as of December  31, 2006 and 2005,  the related statement of changes in net assets  available  for benefits for the year ended  December 31, 2006,  and the related supplemental  schedule,  Schedule H, Line 4i - Schedule of Assets  (Held at End of Year) as of December  31,  2006,
which  report  appears in the December  31, 2006 annual  report on Form 11-K of  Merchants  and Farmers Bank Profit and Savings Plan.

/s/  SHEARER, TAYLOR & CO., P.A.

Ridgeland, Mississippi
June 28, 2007